Exhibit 99.1

Meade Instruments Corporation 6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A. (949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

Steve Muellner, CEO Meade Instruments Corp. (949) 451-1450	Brandi Piacente/E.E. Wang The Piacente Group (212) 481-2050 Email: brandi@tpg-ir.com ee@tpg-ir.com
Meade Instruments Names Paul E. Ross As
New Chief Financial Officer
IRVINE, Calif. — February 20, 2007 — Meade Instruments Corp. (Nasdaq NM: MEAD), today announced that Paul E. Ross will join the company as its new chief financial officer, effective March 19, 2007, succeeding current CFO Brent W. Christensen.
Prior to joining Meade, Ross, 33, was chief financial officer and treasurer of Power-One, Inc., a Nasdaq-listed manufacturer of power supply products for use in communication, semiconductor, testing, medical, industrial and other electronic instruments. Earlier, Ross served in senior financial positions with ARCO and PriceWaterhouseCoopers.
“Paul’s more than 10 years of financial and management experience, and more recently his experience as CFO of a public company with more than $300 million in annual revenues, makes him a strong addition to the management team,” said Steve Muellner, CEO of Meade.
“On behalf of the board of directors and management, I would also like to extend our thanks to Brent for his more than 13 years of service and dedication to the company. We wish him well in all his future endeavors and look forward to having Brent share his valuable financial expertise as an outside consultant to the company,” said Muellner.
ABOUT MEADE INSTRUMENTS CORP.
Meade Instruments is the leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer under the Meade® and Bresser® brand names. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.
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